Exhibit 10.3

DITECH HOLDING CORPORATION
2018 Equity Incentive Plan

Restricted Cash Award Agreement

This RESTRICTED CASH AWARD AGREEMENT (this “Agreement”) entered into as of this 18 day of July, 2018 (the “Date of Grant”), is between Ditech Holding Corporation, a Maryland corporation (the “Company”), and Jerry Lombardo (the “Participant”). The Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the restricted cash award provided for in this Agreement to the Participant, pursuant to the terms of this Agreement.
Section 1.    Restricted Cash Award. The Company has granted to the Participant, on the terms and conditions set forth herein, a restricted cash award with a value of $290,000 (the “Award”).
Section 2.     Vesting and Forfeiture of Award.
A.General. The Award shall become vested in two installments, (i) $205,000 of the Award shall vest on February 1, 2019, and (ii) $85,000 of the Award shall vest on February 1, 2020, in each case subject to the Participant’s continued Service through each applicable vesting date.
B.Termination of Employment.
i.    For Cause, Voluntary Termination. In the event the Participant’s employment is terminated by the Company for Cause or by the Participant for any reason other than as provided in Section 3.B.ii below, the Participant shall forfeit, immediately and without consideration, any unvested portion of the Award.
ii.    Certain Other Terminations. In the event the Participant’s employment is terminated by the Company without Cause (as defined in the Participant’s offer letter dated as of November 30, 2017, or due to death or Disability prior to a Change of Control (each as defined in the Company’s 2018 Equity Incentive Plan, as amended), any unvested installment of the Award shall become vested.
C.Change of Control. If the Award remains outstanding (or equivalent replacement award is substituted) upon a Change of Control transaction, such Award or replacement award shall remain subject to the service-vesting requirements in Section 2.A above. If the Award does not remain outstanding (or equivalent replacement award is not substituted for the unvested portion of the Award) upon a Change of Control, then one hundred percent (100%) of any unvested installment of the Award shall become vested upon such Change of Control.

Section 3.     Payment of Award.
A.Payment. The Company shall pay to the Participant, as soon as practicable but in no event later than thirty (30) business days following the date that the applicable installment vesting requirement of the Award has been satisfied, an amount in cash equal to the installment that has vested pursuant to this Agreement.
B.Tax Withholding. The Company will have the power and the right to deduct or withhold automatically from any amount deliverable under this Agreement the amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to settlement of the Award or any other taxable event arising as a result of this Agreement.
Section 4.     Restrictions on Transfer. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to a designated beneficiary of the Participant, unless and until the payment of the Award in accordance with Section 3 hereof. In the event of the Participant’s death, the Award shall become payable to the Participant’s designated beneficiary. In lieu of such designation, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any portion of the Award in case of the Participant’s death before the Participant receives any or all of such portion of the Award. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. If no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving any portion of the Award, the Participant’s beneficiary shall be the legatee or legatees of the Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of the Award in accordance with the Participant’s will or the laws of descent and distribution.
Section 5.     No Right to Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate the employment of the Participant for any reason or no reason at any time.
Section 6.     Section 409A. The intent of the parties is that payments and benefits under this Agreement with respect to the Award be exempt from Section 409A of the United States Internal Revenue Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith.
Section 7.     Construction. The construction of and decisions under this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 8.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the choice of law principles thereof.

Section 9.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 10.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
Section 11.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

DITECH HOLDING CORPORATION

By: /s/ Liz Monahan

Name: Liz Monahan

Title: Chief HR Officer

PARTICIPANT

By: /s/ Gerald Lombardo

Print Name: Gerald (Jerry) Lombardo

4